Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 Britta.petersen@epsilon.com GIA Stephen B. Morisseau 760.603.4411 Stephen.morisseau@gia.edu

GIA NAMES EPSILON AS AGENCY OF RECORD FOR CONSUMER
OUTREACH CAMPAIGN

Epsilon to Increase Consumer Awareness and Create Efficiencies in Media Spend
Through Integrated Marketing Plan

PLANO, TX – November 17, 2016 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced that it has been named agency of record for GIA (Gemological Institute of America), the world's foremost authority in gemology, for its consumer outreach campaign following a multi-month review process conducted by Bob Wolf Partners/TPG.

Established in 1931, GIA is a public-benefit, nonprofit 501(c)(3) organization dedicated to ensuring the public trust in gems and jewelry through research, education and laboratory services. The Institute is the creator of the 4Cs (color, clarity, cut and carat weight) of diamond quality and the International Diamond Grading SystemTM, used by virtually every jeweler in the world today. GIA provides a range of education programs, including the Graduate Gemologist diploma, considered the industry's highest professional credential. Today, GIA has a presence in 15 cities around the world – all of the major gem and jewelry centers. Its world headquarters is in Carlsbad, CA.

Epsilon will develop an integrated campaign designed to create emotional connection with consumers and build awareness for GIA's 4Cs,  International Diamond Grading SystemTM, and Diamond Grading Reports. Epsilon will oversee creative, media, digital marketing, social media and materials for GIA's retail support program, educating global consumers and retailers about fine gems and other jewelry.

"In today's increasingly complex digital landscape, it's important to understand what drives consumers, and how to communicate to them in a meaningful way," said Kathryn Kimmel, senior vice president and chief marketing officer at GIA. "We engaged Epsilon knowing they could deliver on three key initiatives: developing creative that speaks to our target consumers, transforming GIA's digital footprint and creating efficiencies in media spend."

"Epsilon has the data required to elevate GIA's advertising program, ensuring it creates an emotional, precise connection with its target audience," said Bryan Kennedy, chief executive officer, Epsilon/Conversant. "We're excited to have the opportunity to educate both retailers and consumers about GIA, while helping the institution transform its integrated marketing offerings across the globe."

About GIA
An independent nonprofit organization, GIA (Gemological Institute of America), established in 1931, is recognized as the world's foremost authority in gemology. GIA invented the famous 4Cs of Color, Clarity, Cut and Carat Weight in the early 1950s and in 1953, created the International Diamond Grading SystemTM which, today, is recognized by virtually every professional jeweler in the world.

Through research, education, gemological laboratory services and instrument development, the Institute is dedicated to ensuring the public trust in gems and jewelry by upholding the highest standards of integrity, academics, science and professionalism.

About Epsilon
Epsilon is a global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Network, #1 Largest U.S. Agency from All Disciplines and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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